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Exhibit (4)(a): Form of Policy for the SERIES V variable annuity Policy

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UNITED OF OMAHA LIFE INSURANCE COMPANY
Mutual of Omaha Plaza, Omaha, NE 68175

a stock company

ANNUITY POLICY

United of Omaha Life Insurance Company will pay you, if living, the annuity payments as set forth in this policy beginning on the annuity starting date. If you die before the annuity starting date and while this policy is in force, we will pay the death benefit according to the policy provisions.

                           READ YOUR POLICY CAREFULLY
               It includes the provisions on the following pages.

              THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND
                     UNITED OF OMAHA LIFE INSURANCE COMPANY.

If you are not satisfied with your policy, return it to us or our agent within 10 days after you receive it. Return of this policy by mail is effective on being postmarked, properly addressed, and postage pre-paid. The returned policy will be treated as if we had never issued it. We will promptly refund the Accumulation Value in states where permitted. This may be more or less than the purchase payments. We reserve the right to allocate payments to the Money Market Fund until the expiration of 15 days from the date the policy is mailed from our Service Office. If we so allocate payments, we will refund the greater of the purchase payments or the Accumulation Value.

This is a flexible payment variable deferred annuity policy. The policy's accumulation value in the Separate Account is based on the investment experience in that account and will increase or decrease daily. The dollar amount is not guaranteed. No dividends are payable.

For inquiries regarding coverage or customer service, please call United of Omaha Annuity Service Division at 800/238-9354.

                                                            /s/ John A. Sturgeon
                                                                       President

                                                           /s/ M. Jane Huerter
                                                             Corporate Secretary

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TABLE OF CONTENTS

                                                      PAGE
IMPORTANT NOTICE.....................................  2A

POLICY DATA..........................................  3

POLICY CHARGES.......................................  4

DEFINITIONS..........................................  5

GENERAL PROVISIONS
     The Contract....................................  6
     Delay of Payments...............................  6
     Incontestability................................  6
     Misstatement of Age or Sex......................  6
     Nonparticipating................................  6
     Periodic Reports................................  6
     Policy Dates....................................  7
     Taxes...........................................  7
     Termination.....................................  7

OWNER, JOINT OWNER, ANNUITANT AND BENEFICIARY
     Owner and Joint Owner...........................  7
     Death of Owner, Joint Owner.....................  7
     Annuitant.......................................  7
     Death of Annuitant..............................  7
     Beneficiary Change..............................  8
     Assignments.....................................  8

 PURCHASE PAYMENTS
     Consideration...................................  8
     Purchase Payments...............................  8
     Allocation of Purchase Payments.................  8

 THE SEPARATE ACCOUNT
     General Description.............................  8
     Investment Allocations to the Separate Account..  9
     Valuation of Assets.............................  9
     Transfers Between Subaccounts...................  9

 THE FIXED ACCOUNT
     General Description.............................  9
     Transfers from the Fixed Account................  9

 VALUES
     Accumulation Value.............................. 10
     Accumulation Unit............................... 10
     The Fixed Account............................... 10
     Policy Charges.................................. 10
     Partial Withdrawals or Cash Surrender........... 11
     Waiver of Withdrawal Charges.................... 11
     Death Benefit................................... 12
     Accidental Death Benefit........................ 12
     Computations.................................... 13

 PAYOUT OPTIONS FOR PAYMENT OF
 POLICY PROCEEDS
     General Conditions.............................. 13
     Payout Options.................................. 13

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                                   POLICY DATA

POLICY NUMBER:                           1234567

POLICY OWNER:                            JOHN J. DOE

ANNUITANT:                               JOHN J. DOE

DATE OF ISSUE:                           FEBRUARY 1, 1995

ANNUITY STARTING DATE:                   FEBRUARY 1, 2025

INITIAL PURCHASE PAYMENT:                $5,000

SUBSEQUENT MINIMUM PURCHASE PAYMENT:     $500

ELIGIBLE INVESTMENTS:                                    INITIAL ALLOCATION (%):

UNITED OF OMAHA FIXED ACCOUNT                                      10
(ALGER AMERICAN GROWTH PORTFOLIO)                                   0
(ALGER AMERICAN SMALL CAPITALIZATION PORTFOLIO)                     0
(FEDERATED PRIME MONEY FUND II PORTFOLIO)                          30
(FEDERATED FUND FOR U.S. GOVERNMENT SECURITIES II
 PORTFOLIO)                                                        30
(FIDELITY VIP II ASSET MANAGER: GROWTH PORTFOLIO)                   0
(FIDELITY VIP II CONTRAFUND PORTFOLIO)                              0
(FIDELITY VIP EQUITY INCOME PORTFOLIO)                              0
(FIDELITY VIP II INDEX 500 PORTFOLIO)                               0
(FIDELITY VIP MID CAP PORTFOLIO                                     0
(MFS CAPITAL OPPORTUNITIES SERIES PORTFOLIO)                        0
(MFS EMERGING GROWTH SERIES PORTFOLIO)                             30
(MFS HIGH INCOME SERIES PORTFOLIO)                                  0
(MFS RESEARCH SERIES PORTFOLIO)                                     0
(MFS STRATEGIC INCOME SERIES PORTFOLIO)                             0
(PIONEER EQUITY-INCOME SERIES PORTFOLIO                             0
(PIONEER FUND VCT PORTFOLIO                                         0
(PIONEER GROWTH SHARES VCT PORTFOLIO                                0
(PIONEER MID-CAP VALUE VCT PORTFOLIO                                0
(PIONEER REAL ESTATE GROWTH VCT PORTFOLIO                           0
(PIONEER SMALL CAP VALUE VCT PORTFOLIO                              0
(SCUDDER VIT EAFE(R) EQUITY INDEX FUND PORTFOLIO                    0
(SCUDDER VIT SMALL CAP INDEX FUND PORTFOLIO                         0
(SCUDDER VS1 GLOBAL DISCOVERY PORTFOLIO                             0
(SCUDDER VS1 GROWTH AND INCOME PORTFOLIO                            0
(SCUDDER VS1 INTERNATIONAL PORTFOLIO)                               0
(T. ROWE PRICE EQUITY INCOME PORTFOLIO)                             0
(T. ROWE PRICE INTERNATIONAL STOCK PORTFOLIO)                       0
(T. ROWE PRICE LIMITED-TERM BOND PORTFOLIO)                         0
(T. ROWE PRICE NEW AMERICAN GROWTH PORTFOLIO)                       0
(T. ROWE PRICE PERSONAL STRATEGY BALANCED PORTFOLIO)                0
(VAN KAMPEN UIF EMERGING MARKETS EQUITY PORTFOLIO)                  0
(VAN KAMPEN UIF FIXED INCOME PORTFOLIO)                             0

SEPARATE ACCOUNT:                            UNITED OF OMAHA SEPARATE ACCOUNT C

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                                 POLICY CHARGES

POLICY FEE:                              $30.00 EACH POLICY YEAR

MORTALITY AND EXPENSE CHARGE:            EQUAL ON AN ANNUAL BASIS TO 1.00% OF
                                         THE AVERAGE DAILY NET ASSETS OF THE
                                         SEPARATE ACCOUNT

ADMINISTRATIVE EXPENSE CHARGE:           EQUAL ON AN ANNUAL BASIS TO 0.20% OF
                                         THE AVERAGE DAILY NET ASSETS OF THE
                                         SEPARATE ACCOUNT

                         SCHEDULE OF WITHDRAWAL CHARGES

                   YEARS SINCE                   PERCENTAGE OF
                PURCHASE PAYMENT             EACH PURCHASE PAYMENT
                        1                             7%
                        2                             6%
                        3                             5%
                        4                             4%
                        5                             3%
                        6                             2%
                        7                             1%
                   8 AND LATER                        0%

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DEFINITIONS

ACCUMULATION UNIT - An accounting unit of measure used to calculate the accumulation value of the Separate Account prior to the annuity starting date.

ACCUMULATION VALUE - The dollar value as of any valuation date of all amounts accumulated under this policy prior to the annuity starting date.

AGE - Age last birthday.

ANNUITANT - The person upon whose life annuity payments are based.

ANNUITY PURCHASE VALUE - An amount equal to the Accumulation Value for the valuation period which ends immediately preceding the annuity starting date, reduced by any withdrawal charge and any applicable premium tax or similar taxes.

ANNUITY STARTING DATE - The date on which annuity payments are to begin.

BENEFICIARY - The person(s) or other legal entity listed by the owner in the application and referred to in this policy as the named beneficiary. In the case of joint owners, the surviving joint owner is the primary beneficiary and the named beneficiary is the contingent beneficiary. If the named beneficiary does not survive the owner, the estate of the owner is the beneficiary.

DUE PROOF OF DEATH - A certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, a written statement by the attending physician, or any other proof satisfactory to us.

ELIGIBLE INVESTMENT(S) - Those investments available under the policy. Current Eligible Investments are shown on the data page.

EXECUTIVE OFFICER - The president, vice president, assistant vice president, the secretary or assistant secretary of United of Omaha Life Insurance Company.

FIXED ACCOUNT - The account which consists of the general account assets of United of Omaha Life Insurance Company.

FUND - A segment of an Eligible Investment which constitutes a separate and distinct class of interests under an Eligible Investment.

NET ASSET VALUE PER SHARE - The net assets of a Fund divided by the number of shares in the Fund.

NET PURCHASE PAYMENT - A purchase payment less any applicable premium tax.

OUR, US, WE - Refers to United of Omaha Life Insurance Company, Mutual of Omaha Plaza, Omaha, Nebraska 68175.

OWNER -   (a) the annuitant; or
          (b) the person named on the application as owner; or
          (c) the persons named on the application as joint owners. Any reference to owner in the policy will include both owners if joint owners are named in the application.

PAYEE - The person who receives the annuity payments under this policy.

PAYOUT OPTION - Any option of payment of policy proceeds available under this policy.

PROCEEDS - The death benefit or the Annuity Purchase Value.

PURCHASE PAYMENT - An amount paid to United of Omaha Life Insurance Company in accordance with the provisions of this policy.

SUBACCOUNTS - That portion of the Separate Account which invests in shares of mutual funds or any other investment portfolios that we determine to be suitable for this policy's purposes.

VALUATION DATE - Each day that the New York Stock Exchange is open for trading.

VALUATION PERIOD - The period commencing at the close of business of the New York Stock Exchange on each valuation date and ending at the close of business for the next succeeding valuation date.

SEPARATE ACCOUNT - A separate account maintained by us in which a portion of our assets has been allocated for this and certain other policies. It has been designated on the data page.

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DEFINITIONS (CONTINUED)

YOU, YOUR - Refers to the owner.

GENERAL PROVISIONS

THE CONTRACT

The entire contract is this policy, data page, any riders and the signed application, a copy of which is attached. All statements made in the application will be deemed representations and not warranties. No statement, unless it is in the application, will be used by us to contest this policy or deny a claim.

Any change of this policy and any riders requires the written consent of an executive officer.

DELAY OF PAYMENTS

We will usually pay any amounts payable from the Separate Account as a result of a partial withdrawal or cash surrender within seven days after we receive your written request at our Service Office in a form satisfactory to us. We can postpone such payments or any transfers of amounts between subaccounts or into the Fixed Account if:

     (a) the New York Stock Exchange is closed for other than customary weekend and holiday closings;
     (b)  trading on the New York Stock Exchange is restricted;
     (c) an emergency exists as determined by the Securities Exchange Commission, as a result of which it is not reasonably practical to dispose of securities, or not reasonably practical to determine the value of the net assets of the Separate Account;
     (d) the Securities Exchange Commission permits delay for the protection of security holders.

The applicable rules of the Securities Exchange Commission will govern as to whether the conditions in (c) or (d) exist.

We may defer payment of partial withdrawals or a cash surrender from the Fixed Account for up to six months from the date your written request is received at our Service Office.

INCONTESTABILITY

We will not contest the validity of this policy after it has been in force during the lifetime of the owner for two years from the date of issue.

MISSTATEMENT OF AGE OR SEX

We may require proof of the age of the annuitant before making any life annuity payment provided for by this policy. If the age or sex of the annuitant has been misstated, the annuity starting date and monthly income will be determined using the correct age and sex.

If a misstatement of age or sex results in monthly income payments that are too large, the overpayments will be deducted from future payments. If we have made payments that are too small, the underpayments will be added to the next payment. Adjustments for overpayments or underpayments will include 6% interest.

NONPARTICIPATING

No dividends will be paid. Neither you nor the beneficiary of this policy will have the right to share in our surplus earnings or profits.

PERIODIC REPORTS

At least quarterly each calendar year we will send you a statement showing your Accumulation Value as of a date not more than two months prior to the date of mailing. We will also send such statements as may be required by applicable state and federal laws, rules and regulations.

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GENERAL PROVISIONS (CONTINUED)

POLICY DATES

Policy years and policy anniversaries are measured from the date of issue shown on the data page.

TAXES

Premium taxes, if any, levied by any unit of government will be deducted as required by state law or when annuity payments begin.

TERMINATION

This policy will remain in force until surrendered for its full value, or all annuity payments have been made, or the death benefit has been paid.

If the Accumulation Value is less than $500, we may cancel this policy upon 60 days' notice to you. This cancellation would be considered a full surrender of this policy.

If your account value in any Fund falls below $500, we reserve the right to transfer the remaining balance, without charge, to the Money Market Fund.

OWNER, JOINT OWNER, ANNUITANT AND BENEFICIARY

OWNER AND JOINT OWNER

While you are alive, only you may exercise the rights under this policy. Ownership may be changed as described in the Assignments provision. If there are joint owners, the signatures of both owners are needed to exercise rights under the policy.

DEATH OF OWNER, JOINT OWNER

If any owner or joint owner dies before the annuity starting date, the policy will end and the death benefit will be paid to the beneficiary.

If there are joint owners, the beneficiary is the surviving joint owner. If both joint owners die simultaneously, the death benefit will be paid to the named beneficiary.

If an owner of this policy is a corporation or other nonindividual, the primary annuitant will be treated as an owner of this policy. The "primary annuitant" is that individual whose life affects the timing or the amount of the payout under this policy. A change in the primary annuitant will be treated as the death of an owner.

If the beneficiary is the surviving spouse, the spouse may either receive the death benefit and the policy will end, or the spouse may continue the policy in force.

If any owner or joint owner dies on or after the annuity starting date and before all the proceeds have been paid, any remaining proceeds will be paid at least as rapidly as under the payment option in effect at the time of such owner's death.

Generally, any death benefit must be paid within five years after the date of death. The five-year rule does not apply to that portion of the proceeds which:

     (a)  is payable to or for the benefit of an individual named beneficiary;
          and
     (b) will be paid over the lifetime or the life expectancy of that named beneficiary as long as payments begin not later than one year after the date of your death.

ANNUITANT

If the owner is different from the annuitant, the annuitant does not have any rights under this policy.

DEATH OF ANNUITANT

If the annuitant is an owner or joint owner, the death of the annuitant will be treated as the death of an owner.

If the annuitant is not an owner and the annuitant dies before the annuity starting date, you may name a new

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OWNER, JOINT OWNER, ANNUITANT AND BENEFICIARY (CONTINUED)

annuitant. If you do not name a new annuitant, you will become the annuitant.

BENEFICIARY CHANGE

You may change the named beneficiary by sending a written request to our Service Office unless the beneficiary is irrevocable. When recorded and acknowledged by us, the change will be effective as of the date you signed the request. The change will not apply to any payments made or other action taken by us before recording.

If the named beneficiary is irrevocable, you may change the named beneficiary only by joint written request from you and the named beneficiary.

ASSIGNMENTS

You may change the ownership of this policy or pledge it as collateral by assigning it. No assignment will be binding on us until we record and acknowledge it. The right of any payee will be subject to a collateral assignment.

If the named beneficiary of this policy is irrevocable, a change of ownership or a collateral assignment may be made only by joint written request from you and the named beneficiary. On the annuity starting date, you may select another payee, but you retain all rights of ownership unless you sign an absolute assignment.

PURCHASE PAYMENTS

CONSIDERATION

The consideration for this policy is the application and the payment of the initial purchase payment.

PURCHASE PAYMENTS

Purchase payments after the first may be made at any time but are not required. Purchase payments are payable at our Service Office. Upon request a receipt signed by our Secretary or an Assistant Secretary will be given for any purchase payment. The minimum purchase payment allowed is shown on the data page.

We will not accept any additional purchase payments beginning on the policy anniversary next following your 88th birthday.

ALLOCATION OF PURCHASE PAYMENTS

Net purchase payments are allocated to one or more Eligible Investments according to your instructions. We have the right to allocate the initial net purchase payment to the Money Market Fund until the expiration of 15 days from the date the policy is mailed from our Service Office. Thereafter, the Accumulation Value will be allocated to one or more Funds as shown on the data page.

Changes in the allocation will be effective on the date your written request is received at our Service Office. The change will apply to future purchase payments.

THE SEPARATE ACCOUNT

GENERAL DESCRIPTION

The name of the Separate Account is shown on the data page. The assets of the Separate Account are our property but are not chargeable with the liabilities arising out of any other business we may conduct, except to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the

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THE SEPARATE ACCOUNT (CONTINUED)

contracts supported by the Separate Account.

INVESTMENT ALLOCATIONS TO THE SEPARATE ACCOUNT

The assets of the Separate Account are segregated by Eligible Investments or Funds and, where appropriate, by Funds within the Eligible Investment. This establishes a series of subaccounts within the Separate Account.

We may, from time to time, add other Eligible Investments or Funds. In such event you may be permitted to select from these other Eligible Investments or Funds, limited by the terms and conditions we may impose on such transactions.

We may also substitute other Eligible Investments or Funds. If required, approval of or change of any investment policy will be filed with the Insurance Department of the state in which this policy is delivered.

VALUATION OF ASSETS

Assets of Eligible Investments within each subaccount will be valued at their net asset value on each valuation date.

TRANSFERS BETWEEN SUBACCOUNTS

Prior to the annuity starting date, you may transfer all or part of your interest in a subaccount to another subaccount or to the Fixed Account. You may make 12 transfers each policy year without charge. We reserve the right to charge a $10 fee for additional transfers, to be deducted from the amount transferred.

The minimum transfer amount is $500 or the entire amount in the subaccount if it is less than $500. The minimum amount that can remain in a subaccount after a transfer is $500.

We reserve the right at any time and without prior notice to any party to modify the transfer privileges described above.

THE FIXED ACCOUNT

GENERAL DESCRIPTION

Any portion of the purchase payments allocated to the Fixed Account and transfers to the Fixed Account under the policy become part of the general account assets of United of Omaha Life Insurance Company. The Fixed Account includes all of our assets except those assets segregated in separate accounts. We maintain sole discretion to invest the assets of the Fixed Account, subject to applicable law.

TRANSFERS FROM THE FIXED ACCOUNT

You may transfer part of the accumulation value in the Fixed Account to the subaccounts once each policy year.

The maximum percentage that may be transferred is 10% of the value in the Fixed Account on the date of the transfer. These transfers do not count toward the 12 free transfers allowed each policy year.

We reserve the right to defer transfers from the Fixed Account to the subaccounts for up to six months from the date your written request is received at our Service Office.

You may transfer amounts from the subaccounts to the Fixed Account at any time. However, we reserve the right to restrict transfers back to the Fixed Account for a period of time, to be determined by us, immediately following a transfer to the subaccounts.

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VALUES

ACCUMULATION VALUE

On the date of issue the Accumulation Value is equal to the initial purchase payment, reduced by any applicable premium taxes. On any valuation date after the date of issue the Accumulation Value is equal to the total of your values in each subaccount plus the accumulation value of the Fixed Account.

The value for each subaccount is equal to:

     (a)  your current number of Accumulation Units; multiplied by
     (b)  the current unit value.

ACCUMULATION UNIT

Each net purchase payment is converted into Accumulation Units by dividing it by the Accumulation Unit value for the valuation period during which the net purchase payment is allocated to the Separate Account. The initial Accumulation Unit value for each subaccount was set when the subaccount was established. The unit value may increase or decrease from one valuation date to the next.

The Accumulation Unit value for a subaccount on any valuation date is calculated as follows:

     (a) the net asset value per share of the Fund multiplied by the number of shares held in the subaccount, before the purchase or redemption of any shares on that date; minus
     (b) the cumulative unpaid charge for the Mortality and Expense Risk Charge and Administrative Expense Charge, which are shown on the data page; less
     (c) any applicable charge for federal and state income tax; the result divided by
     (d) the total number of Accumulation Units held in the subaccount on the valuation date, before the purchase or redemption of any shares on that date.

THE FIXED ACCOUNT

The accumulation value of the Fixed Account on any valuation date is equal to:

     (a)  the value at the end of the preceding policy month; plus
     (b) any net purchase payments credited since the end of the previous policy month; plus
     (c) any transfers from the subaccounts to the Fixed Account since the end of the previous policy month; minus
     (d) any transfers from the Fixed Account to the subaccounts since the end of the previous policy month; minus
     (e) any partial withdrawal and withdrawal charge taken from the Fixed Account since the end of the previous policy month; plus
     (f)  interest credited on the balance.

We guarantee that the accumulation value in the Fixed Account will be credited with an effective annual interest rate of at least 3%.

POLICY CHARGES

The following charges are deducted under the policy:

     (a) Annual Policy Fee - An annual charge, shown on the data page, is deducted from the Accumulation Value on the last valuation date of each policy year or on a full surrender, if between policy anniversaries. The annual policy fee is deducted from the subaccounts on a pro rata basis by canceling Accumulation Units.
     (b) Administrative Expense Charge - A charge equal, on an annual basis, to the amount shown on the data page. The administrative expense charge compensates us for some of the costs associated with the administration of this policy and the Separate Account.
     (c) Mortality and Expense Risk Charge - A charge equal, on an annual basis, to the amount shown on the data page. The mortality and

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VALUES (CONTINUED)

          expense risk charge compensates us for assuming the mortality and expense risks under this policy.
     (d) Other - Depending on Fund choices, other charges may apply, such as management fees or other expenses.

PARTIAL WITHDRAWALS OR CASH SURRENDER

You may withdraw part of the Accumulation Value prior to the annuity starting date. The minimum withdrawal amount is $500.

Partial withdrawals may be subject to a withdrawal charge. The withdrawal charge is calculated by:

     (a) allocating purchase payments to the amount withdrawn on a first-in, first-out basis; and
     (b) multiplying each such allocated purchase payment by the applicable percentage according to the length of time since the purchase payments were made.

The percentages are shown on the data page.

The withdrawal charge will not apply to the following:

     (a) in each policy year, up to 15% of the Accumulation Value as of the first withdrawal that policy year;
     (b) amounts placed under Payout Option 4 (Lifetime Income) after the first two policy years; or
     (c) amounts you paid in excess of the allowable tax deduction that we refund to you.

The amount of the cash withdrawal requested and any withdrawal charge will be deducted from the Accumulation Value on the date your written request is received at our Service Office. Partial withdrawals will result in cancellation of Accumulation Units from each applicable subaccount. In the absence of instructions from you, amounts will be deducted from the subaccounts and the Fixed Account on a pro-rata basis. No more than a pro-rata amount may be withdrawn from the Fixed Account for any partial withdrawal. We reserve the right to defer withdrawals from the Fixed Account for up to six months from the date your written request is received at our Service Office.

If you request a cash surrender, the policy must be returned to us to receive the cash surrender value. The cash surrender value equals:

     (a) the Accumulation Value at the end of the valuation period in which your written request is received at our Service Office; less
     (b)  any applicable withdrawal charge;
     (c)  any applicable policy fee; and
     (d)  any applicable premium tax not previously deducted.

WAIVER OF WITHDRAWAL CHARGES

We will waive any applicable withdrawal charges if you request a partial withdrawal or a cash surrender under the following conditions, provided that you or the annuitant is eligible as described below.

Confinement to a Hospital or Nursing Home - Withdrawal charges will be waived if any owner or annuitant is confined at the recommendation of a physician for medically necessary reasons for at least 30 consecutive days to:

     (a) a hospital licensed or recognized as a general hospital by the proper authority of the state in which it is located; or
     (b) a hospital recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals; or
     (c)  a place certified as a hospital by Medicare; or
     (d) a nursing home licensed by the state having a registered nurse on duty 24 hours a day; or
     (e)  a place certified by Medicare as a long term care facility.

You must provide proof of confinement and request the partial withdrawal or cash surrender no later than 91 days after the last day of confinement.

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VALUES (CONTINUED)

We will not accept any additional purchase payments after you exercise this waiver.

You are not eligible for this waiver if any owner or annuitant was confined to a nursing home or hospital on this policy's date of issue.

Disability - Withdrawal charges will be waived if you submit a copy of the form or letter that confirms approval or receipt of any owner or annuitant's claim for Social Security Disability Benefits. We may also require proof of continued disability through the date of the partial withdrawal or cash surrender. In addition, we reserve the right to have the disabled person examined by a physician of our choice, at our expense.

We will not accept any additional purchase payments after you exercise this waiver.

You are not eligible for this waiver if any owner or annuitant is receiving Social Security Disability Benefits on this policy's date of issue. An owner or annuitant is no longer eligible for this waiver after attaining age 65.

Terminal Illness - Withdrawal charges will be waived if any owner or annuitant is diagnosed as having a terminal illness. A terminal illness is a medical condition that, with a reasonable degree of medical certainty, will result in your death within 12 months or less. You must submit a written statement from a licensed physician other than an owner or annuitant of this policy. We reserve the right to have the terminally ill person examined by a physician of our choice, at our expense.

We will not accept any additional purchase payments after you exercise this waiver.

You are not eligible for this waiver if any owner or annuitant is diagnosed as having a terminal illness prior to or on this policy's date of issue.

Unemployment - Withdrawal charges will be waived if you submit a determination letter from the applicable state's Department of Labor, indicating that any owner or annuitant has been receiving unemployment benefits for at least 60 consecutive days. You may exercise this waiver only once.

You are not eligible for this waiver if any owner or annuitant is receiving unemployment benefits on this policy's date of issue.

DEATH BENEFIT

The death benefit is the amount payable to the beneficiary if any owner dies before the annuity starting date. The death benefit equals the greater of:

     (a) the Accumulation Value as of the end of the valuation period during which due proof of death and an election of a payout option are received by our Service Office, less any applicable premium taxes; or
     (b) the sum of the net purchase payments reduced proportionally by any partial withdrawals.

A partial withdrawal will reduce the death benefit in the same proportion that the Accumulation Value was reduced on the date of the withdrawal. For each withdrawal, the reduction is calculated by multiplying the death benefit by a fraction. The numerator is the amount of the partial withdrawal. The denominator is the Accumulation Value immediately prior to the withdrawal.

ACCIDENTAL DEATH BENEFIT

If your death results from accidental bodily injury sustained in a common carrier accident, we will pay the death benefit amount defined in the Death Benefit provision multiplied by two, instead of the amount that would otherwise be payable.

The accidental bodily injury must be sustained while riding as a passenger, and not as an operator or member of the crew, in any public land, air or water conveyance provided by a common carrier primarily for passenger service. Death resulting from accidental bodily injury must be independent of sickness and all other causes and occur within 90 days of the date of the accident.

We will pay only the amount defined in the Death Benefit provision if your death results from:

     (a)  suicide, while sane or insane;
     (b)  an act of declared or undeclared war;
     (c) injury received while intoxicated. Intoxication means a blood alcohol level that equals or exceeds the legal limit for operating a motor vehicle in your state of residence.

     (d) injury received while under the influence of any controlled substance, unless administered on the advice of a physician; or
     (e) injury received while committing or attempting to commit a felony or being engaged in an illegal occupation.

COMPUTATIONS

We have filed a detailed statement of the method used to compute the policy values and benefits with the state in which this policy is delivered. With regard to amounts allocated to the Fixed Account, the accumulation value, cash surrender value, death benefit and paid-up annuity benefit are not less than those required by the state in which this policy is delivered.

PAYOUT OPTIONS FOR PAYMENT OF POLICY PROCEEDS

GENERAL CONDITIONS

You may choose to have the Annuity Purchase Value applied under any of the options for payment shown in the Payout Options provision. If no option is chosen, Option 4 with a guaranteed period of 10 years will be the automatic option.

A beneficiary may also have the death benefit applied to a payout option. If the beneficiary does not choose an option within 60 days of the date due proof of death is received at our Service Office, we will make payment in a lump sum.

If the option chosen provides for monthly income payments, the payments will begin as of the annuity starting date. We reserve the right to pay the proceeds in one sum when the proceeds are less than $2,000, or when the option of payment chosen would result in periodic payments of less than $20. Payees must be individuals who receive payments in their own behalf unless otherwise agreed to by us. Any option chosen will be effective when we acknowledge it.

Proof of your age or survival or the age or survival of the annuitant may be required by us.

The guaranteed interest rate used in these options is 3%. Using a procedure approved by our Board of Directors, additional interest may be paid or credited annually.

PAYOUT OPTIONS

Option 1 - Proceeds Held on Deposit at Interest - While the proceeds are held by us, we will annually:

     (a)  pay interest to any payee; or
     (b)  add interest to the proceeds.

Option 2 - Income of a Specified Amount - The proceeds will be paid in installments of a specified amount until the proceeds, with interest, have been fully paid.

Option 3 - Income for a Specified Period - The proceeds will be paid in installments for the number of years chosen. The monthly incomes for each $1,000 of proceeds, shown in the following table, include interest. We will provide the income amounts for payments other than monthly upon request.

  Years      Monthly
 Chosen       Income
--------------------
    1        $ 84.47
    2          42.86
    3          28.99
    4          22.06
    5          17.91
    6          15.14
    7          13.16
    8          11.68
    9          10.53
   10           9.61
   11           8.86
   12           8.24
   13           7.71
   14           7.26
   15           6.87
   16           6.53
   17           6.23
   18           5.96
   19           5.73
   20           5.51
--------------------

Option 4 - Lifetime Income - The proceeds will be paid as a monthly income for as long as the annuitant lives. The following guarantees are available:

          Guaranteed Period - The monthly income will be paid for a minimum of 10 years and as long thereafter as the annuitant lives; or

          Guaranteed Amount - The monthly income will be paid until the sum of all payments equals the proceeds placed under this option and as long thereafter as the annuitant lives.

The monthly income will be the amount computed using one of the following bases:
(i) the Lifetime Monthly Income Table shown on the following page, or, if more favorable to the payee, (ii) our then current lifetime monthly income rates for payment of proceeds.

The Lifetime Monthly Income Table is based on the 1983 Table "a" mortality table and interest at 3%. This table has been adjusted to age last birthday.

Option 5 - Lump Sum - The proceeds will be paid in one sum.

Option 6 - Alternative Schedule - Upon request and if available, we will provide payments for other options, including joint and survivor periods.

Additional information about any of the options may be obtained by contacting us.

                   Lifetime Monthly Income Table for Option 4
                   Monthly Income for Each $1,000 of Proceeds

-----------------------------------------------
                Guaranteed       Guaranteed
 Age Last         Period            Amount
 Birthday    ----------------------------------
 of Payee    Male     Female     Male    Female
-----------------------------------------------
  7 and
  under     $ 2.84   $   2.77   $ 2.83   $ 2.76
    8         2.85       2.78     2.84     2.77
    9         2.86       2.79     2.85     2.78
    10        2.87       2.80     2.86     2.79
    11        2.89       2.81     2.88     2.80
    12        2.90       2.82     2.89     2.82

    13        2.91       2.83     2.90     2.83
    14        2.93       2.85     2.92     2.84
    15        2.95       2.86     2.93     2.85
    16        2.96       2.87     2.95     2.86
    17        2.98       2.89     2.96     2.88

    18        3.00       2.90     2.98     2.89
    19        3.01       2.92     3.00     2.91
    20        3.03       2.93     3.02     2.92
    21        3.05       2.95     3.04     2.94
    22        3.07       2.96     3.06     2.95

    23        3.09       2.98     3.08     2.97
    24        3.12       3.00     3.10     2.99
    25        3.14       3.02     3.12     3.01
    26        3.16       3.04     3.14     3.02
    27        3.19       3.06     3.16     3.04

    28        3.22       3.08     3.19     3.06
    29        3.24       3.10     3.21     3.09
    30        3.27       3.12     3.24     3.11
    31        3.30       3.15     3.27     3.13
    32        3.33       3.17     3.30     3.15
    33        3.37       3.20     3.33     3.18

    34      $ 3.40   $   3.23   $ 3.36   $ 3.20
    35        3.44       3.26     3.39     3.23
    36        3.48       3.29     3.42     3.26
    37        3.52       3.32     3.46     3.29
    38        3.56       3.35     3.49     3.32

    39        3.60       3.38     3.53     3.35
    40        3.65       3.42     3.57     3.38
    41        3.69       3.46     3.61     3.42
    42        3.74       3.50     3.66     3.45
    43        3.79       3.54     3.70     3.49

    44        3.85       3.58     3.75     3.53
    45        3.90       3.63     3.80     3.57
    46        3.96       3.67     3.85     3.61
    47        4.02       3.72     3.90     3.66
    48        4.09       3.78     3.96     3.70

    49        4.15       3.83     4.01     3.75
    50        4.22       3.89     4.07     3.80
    51        4.30       3.95     4.14     3.86
    52        4.37       4.01     4.20     3.91
    53        4.45       4.08     4.27     3.97

    54        4.54       4.15     4.34     4.03
    55        4.62       4.22     4.42     4.10
    56        4.72       4.30     4.50     4.17
    57        4.82       4.38     4.58     4.24
    58        4.92       4.47     4.67     4.31
    59        5.03       4.56     4.77     4.39

    60      $ 5.14   $   4.66   $ 4.86   $ 4.48
    61        5.27       4.76     4.96     4.56
    62        5.39       4.87     5.07     4.66
    63        5.53       4.98     5.19     4.75
    64        5.66       5.10     5.30     4.86

    65        5.81       5.22     5.43     4.96
    66        5.96       5.36     5.56     5.08
    67        6.12       5.50     5.70     5.20
    68        6.28       5.65     5.85     5.33
    69        6.44       5.80     6.00     5.47

    70        6.61       5.97     6.16     5.61
    71        6.79       6.14     6.33     5.76
    72        6.96       6.32     6.51     5.93
    73        7.14       6.50     6.69     6.10
    74        7.32       6.69     6.90     6.28

    75        7.50       6.89     7.10     6.47
    76        7.67       7.09     7.32     6.68
    77        7.84       7.29     7.54     6.90
    78        8.01       7.49     7.78     7.12
    79        8.18       7.69     8.03     7.37

    80        8.33       7.89     8.30     7.64
    81        8.48       8.08     8.58     7.90
    82        8.61       8.26     8.88     8.20
    83        8.74       8.43     9.19     8.50
    84        8.86       8.59     9.53     8.81
    85        8.97       8.74     9.83     9.18
and over
-----------------------------------------------

This is a flexible payment deferred variable annuity. The policy's accumulation value in the Separate Account is based on the investment experience in that account and will increase or decrease daily. The dollar amount is not guaranteed. No dividends are payable.

                                     16 Page